Exhibit 10.4
NAVARRE CORPORATION 2004 STOCK PLAN
TSR STOCK UNIT AGREEMENT
You have been granted an Award of performance based Stock Units, subject to the terms and conditions of the 2004 Stock Plan, as amended, and the Total Shareholder Return Stock Unit Agreement set forth below, as follows:

Name of Participant:

Grant Date:

Target Number of Award Shares:		shares of Common Stock

Maximum Number of Award Shares:		shares of Common Stock

Settlement Date:	June 1, 2009*
Measurement Period:	April 1, 2006 — March 31, 2009

Performance Criteria:
The Company’s total shareholder return (“TSR”) relative to the TSR of the companies that make up the Standard & Poor’s Small Cap 600 Index (the “Small Cap Index”) for the Measurement Period. TSR is defined as the compound annual growth rate that shareholders receive on their investment, including both dividends (assumed reinvested) and stock price appreciation as more specifically set forth in Section 3 below.

*	Subject to earlier expiration as provided below.
Total Shareholder Return Stock Unit Agreement
1 GRANT OF STOCK UNIT AWARD.
     Navarre Corporation, a Minnesota corporation (together with all successors thereto, the “Company”), hereby grants to the Participant named above, who is an employee and key leader of the Company or a Related Company, an award of performance Stock Units (the “Stock Units”) subject to the terms and conditions set forth in this TSR Stock Unit Agreement (the “Agreement”) and in the Navarre Corporation 2004 Stock Plan, as amended from time to time (the “Plan”). The Stock Units represent the contingent right to receive on the Settlement Date specified above, subject to earlier termination as is specified herein, from zero to the maximum number of shares (the “Award Shares”) indicated above of the Company’s common stock, no par value (the “Common Stock”) depending on the extent of achievement of the Performance Criteria as described in Section 3 below. This Stock Unit award is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.
2. ACCEPTANCE.
     Your execution of this Agreement will indicate your acceptance of and your willingness to be bound by its terms. No Award Shares will be issued unless you have executed and returned this Agreement to the Company.

3. VESTING OF STOCK UNITS.
3.1 Vesting Schedule. If the Company’s TSR is equal to 50% of the Small Cap Index TSR, then the Target Number of Award Shares indicated above will vest. If the Company’s TSR is equal to or greater than 75% of the Small Cap Index TSR, then the Maximum Number of Award Shares indicated above will vest. If the Company’s TSR performance falls below 25% of the Small Cap Index TSR, then no Award Shares will vest. The complete Vesting Schedule is attached hereto as Exhibit A. Vested Award Shares, in whole numbers, will be issued on the Settlement Date and Stock Units for partial shares or for which Award Shares do not vest shall be immediately cancelled. TSR will be calculated as [ending stock price plus paid dividends minus beginning stock price] divided by beginning stock price. The beginning and ending stock prices will be the average of the daily closing prices for the Company’s Common Stock, and for each of the six hundred stocks then currently in the Small Cap Index, for the thirty (30) trading days immediately preceding the beginning date and ending date of the Measurement Period, as applicable. The calculation is made for each year of the Measurement Period, and the yearly returns will be annualized for the total Measurement Period.
3.2 Termination of Employment or Service. In the event that your employment or service with the Company or a Related Company terminates voluntarily or involuntarily for any reason prior to the Settlement Date indicated above (except for termination as a result of a Change in Control Transaction in which case Section 3.3 below shall apply), this award of Stock Units shall expire and be deemed forfeited and no Award Shares shall be issued or due to you.
3.3 Change of Control Transaction. For purposes of this Section 3.3, the term “Change of Control Transaction” shall have the meaning set forth in Section 2 of the Plan. Upon the occurrence of a Change of Control Transaction, the Vesting Schedule shall no longer apply and the Company shall issue Award Shares at the target level indicated above, pro-rated for the portion of the Measurement Period that transpired prior to the Change of Control Transaction. The Committee in its discretion may make further adjustments or modifications to the Award Shares pursuant to Section 15.4 of the Plan.
4. ISSUANCE OF SHARES.
4.1 Issuance of Shares. Certificates evidencing ownership of the Award Shares granted and earned hereunder will be issued on the Settlement Date. If permitted by law and the rules of the applicable stock exchange, the issuance of shares may be effected on a noncertificated basis. The Company, however, shall not be required to issue or deliver a certificate for any shares until it has complied with all requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any stock exchange on which the Company’s Common Stock may then be listed and all applicable state laws in connection with the issuance or sale of such shares or the listing of such shares on said exchange. The Company may cause each certificate evidencing the purchased Common Stock to be endorsed with one or more legends setting forth the restrictions on transfer of such Common Stock. Until the issuance of the Award Shares pursuant to this Agreement and the Plan, you shall have none of the rights of a shareholder with respect to the Award Shares.
4.2 Withholding Taxes. You acknowledge that the value of the Award Shares issued on the Settlement Date will constitute compensation for which you will have an ordinary income tax obligation, and you should consult a tax adviser concerning the same. The Company makes no representations with respect to tax consequences. Prior to the delivery of the Award Shares, the Company is entitled to: (i) withhold and deduct from your future wages (or from other amounts which the Company may owe you), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related tax requirements attributable to such compensation; or (ii) require you to remit the amount of such withholding to the Company in cash. In the event that the Company is unable to withhold such amounts, for whatever reason, you hereby agree to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.
5. TRANSFERABILITY OF STOCK UNITS.
     You may not sell, assign, pledge (as loan collateral or otherwise), encumber (by operation of law or otherwise), or transfer this Agreement or the Stock Units in any manner, including, without limitation, by will or the applicable laws of descent or distribution. Any attempt to transfer or encumber this Agreement, the Stock Units or the Award Shares shall be null and void and shall void this Agreement.
6. THIS AGREEMENT SUBJECT TO PLAN.
     This Agreement, the Stock Units granted hereunder and the Award Shares issued pursuant to the Stock Units have been granted, or will be issued, as the case may be, under, and are subject to the terms of, the Plan. The terms of the Plan are incorporated by reference herein in their entirety, and, by execution hereof, you acknowledge having reviewed a copy of the Plan. The provisions of this Agreement shall be interpreted so as to be consistent with the Plan, and any ambiguities herein shall be interpreted by reference to the Plan. In the event that any provision hereof is inconsistent with the terms of the Plan, the terms of the Plan shall prevail. You acknowledge and agree that in the event of any question or controversy relating to the terms of the Plan or this Agreement, including determination of the achievement of the Performance Criteria, the decision of the Committee administering the Plan shall be conclusive and final. A copy of the Plan has been filed with the Securities and Exchange Commission as an Exhibit to S-8 Registration Statement dated February 20, 2006, and is available from the Company, attention Human Resources.
7. NO GUARANTEE OF CONTINUED EMPLOYMENT.
     You acknowledge and agree that the vesting of Award Shares pursuant to the Vesting Schedule is contingent upon continuing your employment at the will of the Company or a Related Company. You further acknowledge and agree that this award of Stock Units and this Agreement do not constitute an express or implied promise of continued employment for any period and shall not interfere with your right or the Company’s (or a Related Company’s) right to terminate your employment or service at any time with or without cause.
8. MISCELLANEOUS.
8.1 Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.
8.2 Governing Law. This Agreement and all rights and obligations hereunder shall be construed in accordance with the Plan and governed by the laws of the State of Minnesota, without regard to its choice of laws provisions. The parties agree that any action relating to this Agreement may be brought in the state or federal courts located in Hennepin County, Minnesota and the parties hereby consent to the jurisdiction of such courts.
8.3 Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to this grant of Stock Units and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to this grant of Stock Units and the administration of the Plan.

8.4 Amendment and Waiver. This Agreement may be amended, waived, modified or canceled by the Committee at any time, provided that all such amendments, waivers, modifications or cancellations shall comply with and not be prohibited by the provisions of the Plan, and any amendment, waiver, modification or cancellation that the Committee determines in good faith has a material adverse affect on your rights under this Agreement shall be with your consent in a written instrument executed by you and the Company.
Agreed and accepted as of the Grant Date:

NAVARRE CORPORATION	PARTICIPANT

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